From the desk of... Highwater Ethanol, LLC CEO Brian Kletscher Highwater Ethanol, LLC January 2025 Volume 2 | Issue 1 Ethanol In This Issue... 1-3 Brian Kletscher 4 Luke Schneider 5 Annual Meeting Agenda 6 Dillon Imker & Derek Trapp 7 Tom Streifel Wishing you a Happy and Prosperous New Year!! We are nearing the completion of 16 years of operations at Highwater Ethanol. The time has flown by since our first grind in August 2009. We believe that we have made great progress in our operations. We filed our Form 10-K for the fiscal year ending October 31, 2024, on January 21, 2025. We reported net income of approximately $6.115 million for the 2024 Fiscal Year. Margins remained strong in 2024, down from our 2023 fiscal year. Highwater Ethanol paid a distribution in December 2024 of $1700/unit for fiscal year 2024. The total distributions for the 2021, 2022, 2023 and 2024 Fiscal Years was $12,100/ unit or a total of $57,609,050 over that period. We continue to focus on operations to ensure the best efficiencies we can get at your facility. During the 2024 Fiscal Year, we produced an average of 2.99 gallons of denatured ethanol per bushel of corn ground. We have maintained these efficiencies since August 2019 due to a few factors. We continue to review enzymes, yeast, and other items to ensure the best efficiencies and we are proud of our team for maintaining this production rate! Our efficiencies in corn oil production have continued with adjustments made in the process to maintain our production at 1.062 pounds per bushel ground during the 2024 Fiscal Year. Please see the table below on production since 2009. I anticipate we will reach one billion gallons of total ethanol production in December 2025. A great milestone to reach! Proud of our TEAM! In March 2022, we received our air emission permit from the Minnesota Pollution Control Agency {MPCA}. Our fifth fermenter was constructed in 2024 and became operational in December 2024. We anticipate that the new fermenter will allow our facility to become more efficient, preliminary data support an increase of approximately 3.2% per fermenter. We will continue to monitor and make additional changes to ensure optimal operations. We continue to review our production rates and current demand for fuel ethanol. We have been operating at our permitted levels during the past year, with good efficiency. We are reviewing future opportunities to increase production through a permit update with MPCA. Margins in the ethanol industry in 2024 remained strong, however down from 2023 and prior years. We continue to monitor the markets and adjust when needed. The variation in ethanol netbacks continued in 2024 with a range of approximately $1.29 - $1.81 - per gallon. The range in 2023 was approximately $1.98 - $2.42 per gallon. We have also seen corn prices vary from $3.89 - $4.78 per bushel on a monthly average. The range in 2023 was $5.06 - $6.91 per bushel on a monthly average. During our 2024 Fiscal Year, we saw demand for ethanol increase domestically by approximately 3% and

	Corn Delivered	Corn Grind	Avg Grind	Ethanol Production	Gallons Shipped	Yield		Dry Distillers Prodtn	Ship	Inventy
2,009	7,478,928	7,157,426	53,989	19,762,977	18,939,044	2.854		58,337	57,369	-
2010	19,078,588	19,041,976	53,688	54,552,912	54,905,589	2.865		143,019	142,752	
2011	18,892,691	18,949,557	53,712	54,952,602	55,320,117	2.900		137,403	138,195	
2012	19,484,592	19,603,578	54,943	56,780,696	56,595,722	2.896		114,809	114,317	
2013	20,220,242	20,165,786	56,235	58,028,583	57,733,090	2.878		131,533	132,019	
2014	19,938,396	19,814,354	56,339	56,373,258	56,623,195	2.845		132,776	131,900	
2015	20,816,875	20,779,093	58,303	59,672,502	59,425,996	2.872		139,929	140,932	
2016	20,933,268	20,466,539	57,081	59,792,077	59,432,664	2.921		125,276	124,298	
2017	20,047,449	20,384,044	57,509	59,519,310	59,374,832	2.920		122,594	122,436	
2018	20,141,772	20,172,329	56,680	58,943,177	59,282,611	2.922		115,824	115,187	
2019	20,661,721	20,466,769	57,234	61,016,575	61,460,401	2.981		111,445	112,878	
2020	20,885,834	20,311,948	56,833	61,703,648	61,250,648	3.038		106,951	107,581	
2021	20,771,927	21,402,421	60,052	65,173,538	65,512,494	3.045		110,540	108,070	
2022	22,793,376	22,966,900	63,957	69,273,283	69,183,883	3.016		109,945	111,768	
2023	24,068,606	23,030,655	63,832	69,840,780	69,740,130	3.033		109,321	109,311	
2024	22,037,616	22,826,025	64,064	68,450,395	68,849,470	2.999		112,106	112,608	
				Eoth Production						
Grand tally	318,620,064	317,731,549	57,843	934,422,528	933,658,686	2.941	-	1,882,677	1,882,521	

export demand improved from the prior year. We believe that our 2025 Fiscal Year will likely be a very interesting year for renewable ethanol and renewable biofuels and we will continue to work towards obtaining additional market share for our products. We continue to market approximately 3.5% - 5.2% of our production as cellulosic ethanol. This was tested out and approval received in March 2021 by the California Air Resources Board {CARB}. We look forward to producing these products now and into the future. We are working on our pathway for D3 RINS through the Federal EPA.

What is in store for renewable fuels in the future? We have seen many different technologies over the years. Sustainable Aviation fuel is a technology that everyone is watching. The Federal government and the State of Minnesota are certainly promoting this to be part of the renewable fuel mix. What will be the right technology, can we be cost competitive, and can we meet timelines? Those are all questions that we are asking. Will this technology be bankable, will lenders be interested in financing these projects? We have many questions and short amount of time to figure this out. Is CO2 sequestration in the future for all industries in the United States, is this going to be sustainable long term, are there other products that can be produced from CO2? Again, many questions, little direction on the technologies that will again be available. The above were questions going into 2024. They remain questions in 2025 as the Federal government still has not given sufficient rules or guidance for the Inflation Reduction Act which impacts the 45Z clean fuel production credit, and other related items.

Highwater continues to purchase corn from our area producers. The 2024 corn crop quality was good. However, bushels produced were down from 2023. Good quality corn certainly helps us maintain our efficiencies. Because we experienced very wet growing conditions through June and dry conditions the balance of the growing season, the yield was down. However, the yield was better than anticipated. We expect that we will have adequate bushels to maintain our ethanol production.

Industry Information. E15 and exports should be a continued priority in 2025. Exports are needed to support a very efficient U.S Ethanol industry. As production capacity is available in the U.S., we expect that exports and domestic use will continue to be the key for the industry in the future. We anticipate and look forward to increased interest from countries including Mexico, Canada, China, and Japan, as well as continued interest from Vietnam, Philippines, India, and many others. We encourage you to use a higher blend such as E15, E30 or E85! We believe that use of higher blends will reduce our dependence on crude oil and contribute to cleaner air!! Highwater Ethanol supports E10 and E15 blends for 2001 and newer vehicles and higher blends if you have a flex fuel vehicle. We believe the ethanol industry can respond to meeting the higher blend rates. Highwater Ethanol continues to work with the Minnesota Biofuels Association to promote ethanol use and we are working to move E15 forward in the State of Minnesota. Minnesota currently has over 510 E15 pumps available, as well as many blend pumps to ensure the consumer has a choice. As owners in the ethanol industry, each member should be doing his or her part in using a higher blend of ethanol and asking for the higher

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Modified			Corn oil			Denaturant			Nat Gas		Corn	Ethan	Electricity		Days Of
Prodtn	Ship	Yield	Prod	Ship	Yield	Delivered	Used	D Ratio	BTU used	BTU G	Cost	Price	KW used	KW/Ga	Operatn
3,557	3,603	15	-	-	-	467722	436372		536,476						
8,132	8,133	15.5				1199295	1200967	2.20%	1,436,267	26.3	$3.95	$1.73	36,675,152	0.672	354.7
18,682	18,576	15.6				1287738	1225994	2.23%	1,371,232	25.0	$6.65	$2.49	36,329,093	0.661	352.8
80,459	80,486	16.1				1289277	1299830	2.29%	1,351,231	23.8	$6.76	$2.16	36,676,418	0.646	356.8
59,457	59,255	16.2				1257677	1302007	2.24%	1,430,931	24.7	$6.07	$2.26	37,691,122	0.650	358.6
37,516	37,585	15.4	7932226	7892920	0.531	1342788	1276929	2.27%	1,428,637	25.3	$3.93	$1.85	40,186,438	0.713	351.7
33,422	33,484	15.2	12342650	12379320	0.594	1490209	1447804	2.43%	1,475,978	24.7	$3.52	$1.36	41,541,236	0.696	356.4
47,782	47,670	14.8	13748208	13656260	0.672	1423514	1464143	2.45%	1,465,547	24.5	$3.25	$1.37	42,632,726	0.713	358.6
41,563	41,606	14.2	13604647	13603240	0.667	1322616	1384605	2.33%	1,509,991	25.4	$3.18	$1.31	42,781,048	0.719	354.5
56,286	56,288	14.5	14165775	14088020	0.702	1255829	1277698	2.17%	1,451,037	24.6	$3.34	$1.22	43,024,973	0.730	355.9
57,992	58,059	14.0	13404063	13460280	0.655	1205254	1309788	2.15%	1,422,233	23.3	$3.63	$1.28	42,627,817	0.699	357.6
55,022	55,031	13.5	16,351,210	16418380	0.805	1373533	1398942	2.27%	1,382,471	22.4	$3.46	$1.14	41,751,752	0.677	357.4
59,199	59,124	13.3	21,129,492	21069280	0.987	1564157	1532362	2.35%	1,475,446	22.6	$5.69	$2.22	43,773,288	0.672	356.4
88,007	88,034	13.7	21,963,118	22014500	0.956	1512376	1597917	2.31%	1,537,005	22.2	$7.05	$2.32	45,062,919	0.651	359.1
86,038	85,966	13.5	24,878,261	24,908,340	1.080	1,748,333	1,668,402	2.39%	1,540,645	22.1	$5.94	$2.06	44,925,054	0.643	360.8
77,498	77,478	13.5	24,233,587	24,254,260	1.062	1,430,086	1,525,917	2.23%	1,544,463	22.6	$4.15	$1.53	45,360,458	0.663	356.3
811,343	811,188	14.6	183958837	183838260	0.579	21189304	21362575	2.29%	22372640	23.9	$4.70	$1.77	635881319	0.681	5493

blends of ethanol if it is currently not available in your area. We are members of the Renewable Fuels Association and American Coalition for Ethanol. These entities do a great job in representing the ethanol industry at the federal level.

Our Mission Statement: "To successfully operate a bio – energy facility, which will be profitable to our investor owners while contributing to the economic growth in the region. Highwater Ethanol is committed to the present while focusing on the future."

Highwater Ethanol's Vision Statement: Highwater Ethanol will identify opportunities that position the business to provide sustainable competitive advantages through short and long - term core investments. A few core priorities that were identified include: 1) remain a low cost, efficient and high-quality producer; 2) Review new technology opportunities; 3) Review all opportunities within our core business; and 4) Continue long term distributions when appropriate.

We encourage you to visit our web page at highwaterethanol.com. This website will give you markets, weather, investor information and related items. Like us on Facebook!

If you are ever passing through the area and would like a tour of your facility, please stop by as we would be very happy to walk you through the facility.

Our management team consists of: Luke Schneider, CFO, Derek Trapp, Co-Plant/Production Manager, Dillon Imker, Co-Plant/Production Manager, Tom Streifel, Risk/Commodity, Todd Horning, Maintenance Manager, Lisa Landkammer, EHS Manager and Mandy Bosacker, Lab Manager. We have positioned our team to be successful in the ethanol industry.

A reminder that our 2025 Annual Members' Meeting is scheduled for Thursday, March 6, 2025, at 9:30 a.m. at the Lamberton American Legion, 110 South Main Street, Lamberton, MN. Watch your mail in the near future; you should be receiving your 10-K and Proxy Statement for the 2025 Annual Meeting. Please take the time to send in your proxy card. Your K-1 tax information will be mailed in early/mid-February.

Have a safe winter!!!
We will take care of the present as we focus on the future!!!

Brian Kletscher, CEO
Highwater Ethanol, LLC

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The Financial Insights

Luke Schneider

Welcome to Fiscal Year 2025. Highwater's Fiscal Year 2024 ended on October 31st. We filed our Annual Report, Form 10-K, on January 21, 2025.

Highwater Ethanol had another profitable year with a net income of over $6.1 million. However, this was down from the previous few years. Margins were reacting to the lower commodity prices, and we saw our revenues decrease by over $57 million as compared to the previous fiscal year. This financial environment continued to emphasize the importance of operational efficiencies as margins tightened.

With operational efficiencies in mind, I am happy to report that our additional fermenter is complete and was put into operation in December 2024. This addition will further assist us in running at optimized levels for years to come.

The Board approved a cash distribution after the end of Fiscal Year 2024. The distribution approved was $1,700 per membership unit and was paid on December 11, 2024. We again want to thank you, our members, for your continued support and look forward to continued success in the years to come.

As mentioned above, our fiscal year-end filing, Form 10-K, has been filed and is available online. However, a few items will be sent to you by mail so please watch for them in the coming weeks. Our packet containing the Form 10-K and Proxy will be mailed to you prior to the March Annual Meeting. On the tax side, the 2024 Highwater K-1s are planned for delivery by the middle of February.

I have included below the Statement of Operations from our recently filed Fiscal Year Ended October 31, 2024 financials. Further details regarding our financial performance throughout the year can be found in our Form 10-Q filings which are available through our website.

Sincerely,
Luke Schneider
CFO

Statement of Operations

	Fiscal Year Ended October 31, 2024 (Unaudited)
Revenues	$ 141,819,117
Cost of Goods Sold	132,797,460
Gross Profit (Loss)	9,021,657
Operating Expenses	4,321,431
Operating Profit (Loss)	4,700,226
Other Income (Loss)	1,414,680
Net Income (Loss)	$ 6,114,906
Weighted Average Units Outstanding	4,754
Net Income (Loss) Per Unit	$ 1,286.27

4

Thursday, March 6, 2025 – Lamberton American Legion – 9:30 a.m. Welcome and Call to Order: David Moldan, Chairman and Brian Kletscher, CEO Introduction of HWE Board of Governors: David Moldan, Chairman Ron Jorgenson, Vice Chairman; David Eis, Secretary; Michael Landuyt, Treasurer. Directors: Russell Derickson, Daniel Tauer George Goblish, Luke Spalj and Gerald Forsythe Introduction of Guests, Management & Staff: Brian Kletscher, CEO Call the Meeting to Order: David Moldan, Chairman Rules of Conduct/Proof of Notice of Meeting/Report on Quorum: David Eis, Secretary Proposals: Mandy Hughes, Brown Winick Law Office Proposal #1: Election of three governors. Standing for election are incumbent governors: Russell Derickson Ronald Jorgenson Michael Landuyt Proposal #2: Say-on-Pay. Advisory vote by the Company's members whereby the member can either endorse or not endorse the Company's system of compensating its executive officers. Proposal #3: Frequency of Say-on-Pay. Advisory vote by the Company's members on the frequency of Say-on-Pay Vote. Voting on Proposals: David Moldan Report by Chairman: David Moldan Presentation of Financial Statements: Lucas Schneider, CFO Overview of Operations: Brian Kletscher, CEO Election Results: Mandy Hughes, Brown Winick Law Office Questions and Answers Adjourn 2025 Annual Meeting Highwater Ethanol, LLC 2025 Annual Meeting Agenda 5

Co-Plant Managers

Dillon Imker & Derek Trapp

Happy New Year! Another year is in the books. I'm not sure how they fly by so quickly, but we are into our 16th year of operation. The mild winter has made some beneficial working conditions for our team. We were able to start utilizing our new Ferm in December. With the addition of a 5th ferm, our fermentation hours propelled to more than 70 hours from 56 hours. Having this extra time has allowed us to make recipe changes to reduce overall spending per fermenter. As we continue to collect data on the extra fermentation time, we are also hoping to see an increase in our yield. As we continue to make recipe changes, we are confident that this new ferm will continue to bring more opportunities for the plant. We closed out December with a yield of 3.03 gallons of Ethanol per bushel of corn. At our current production rate, we are producing just below our permit of 70.2 million denatured gallons per year. Corn oil continues to be a great co – product as well. Our corn oil yield for December was 1.02 lbs. per bushel of corn. We continue to keep a close eye on corn oil as this is a number that we see more fluctuation in than we would like. Looking back over the last 16 years you can get a glimpse of what our pounds of corn oil per bushel of corn has been.

On October 14th we had our Performance testing on multiple items across the plant. This is a series of tests we need to run every 5 years and report to the MPCA. We brought in Western Environmental as a third party to do the testing. Our team had a few long days but I'm happy to say on December 6th we received our Notice of Compliance. Our EHS Manager has done a great job keeping our team informed of all compliance limitations.

Year	Yield
2009	0
2010	0
2011	0
2012	0
2013	0
2014	0.531
2015	0.594
2016	0.672
2017	0.667
2018	0.702
2019	0.655
2020	0.805
2021	0.987
2022	0.956
2023	1.08
2024	1.062



Looking forward, we have our spring shutdown scheduled for Tuesday April 8th. We are anticipating a quick outage with the plant starting back up on Thursday April 10. Derek and I will be travelling to Quad Cities for our annual Plant Managers meeting on January 20th. This is an event that brings managers across the Ethanol industry together to discuss plant operations. This event gives us an opportunity to hear about issues the industry has faced over the last year.

As we continue to work through 2025, we look forward to the opportunities this year brings.

Dillon Imker & Derek Trapp



6

Commodity Manager Tom Streifel Recall when at church in the spring, the Pastor says a prayer for timely rains to ensure good crops? Well, someone in south central Minnesota duplicated the request. Our region received excessive precipitation during the latter part of planting season. This resulted in significant drown out spots within the planted fields. Losses were not great enough to start over, so we deal with what we have. The latest USDA report pegs the MN corn yield at 174 bushels per acre, which compares to 185 last year and a trend yield of approximately 193 BPA. As an example of MN poor luck, consider South Dakota corn yield was 12 BPA better than last year. Iowa yield was 10 BPA better and North Dakota was 6 BPA better than last year. Consecutive years of sub trend yields in MN has affected our regional basis levels. Highwater uses near 23 million bushels of corn per year. This is my estimate, but due to the lower production in the south-central MN region, basis levels could run about 10-15 cents over normal. Ethanol prices do not compensate for regional issues, so the summation is this will impact our 2024-25 financials to the tune of higher costs. The higher basis is good news for area farmers via somewhat compensates their lower yields. The latest USDA report has carved away at the US production numbers, which along with a robust export program has reduced the forecast 2024- 25 marketing year ending stocks to 1.54 billion bushels. This carryout figure was touted around an excessive 2.2 billion last fall, so significant change in supply. Now on to the world numbers, which frankly don’t get as much attention as they should. First, we need to take China out of the data base as they are the second largest producer at 295 million metric tonnes (vs 304 MMT for the US and next is Brazil at 127 MMT), but they do not export, rather importers of 15-25 MMT. World corn carryout excluding China is now pegged at 86 MMT which is down 20 MMT from last year and now resting at the lowest level when measured as a percentage of stocks to use. The summary of all this is that corn prices were around $3.60 for a low last fall, but currently at $4.50. Just a footnote here in case you are trying to win a trivia contest someday; China’s wheat inventory accounts for 52% of the world supply. Their corn inventory accounts for 70% of the world supply. Looking at our forecast margins, short term margins are slim, which is a seasonal issue. However, ethanol is showing a reasonable carry in the price structure, so margins are forecast to improve in Q2-Q3. This is also a seasonal feature. And the final note about dealing with commodities is that I have been doing this since 1981 and experience says the sure thing about commodity fundamentals and prices is that they will change. 7

Highwater Ethanol, LLC 24500 US Highway 14 Lamberton, Minnesota 56152 info@highwaterethanol.com www.highwaterethanol.com 507.752.6160 PRST STD U.S. POSTAGE PAID MN MAIL This newsletter contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “expect,” “plant,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those listed below and those business risks and factors described in our filings with the Securities and Exchange Commission (“SEC”). Changes in our business strategy, capital improvements or development plans; Changes in plant production capacity or technical difficulties in operating the plant; Changes in the environmental regulations that apply to our plant site and operations; Changes in general economic conditions or the occurrence of certain events causing an economic impact in the agriculture, oil or grains; Changes in federal and/or state laws (including the elimination of any federal and/or state ethanol tax incentives); Overcapacity within the ethanol industry; Changes and advances in ethanol production technology; Competition in the ethanol industry and from alternative fuel additives; Lack of transportation, storage and blending infrastructure preventing ethanol from reaching high demand markets; Volatile commodity and financial markets; and the results of our hedging transactions and other risk management strategies. Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in these communications. We are not under any duty to update the forward-looking statements contained in this newsletter. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this communication. You should read this newsletter with the understanding that our actual results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements